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                                                                  EXHIBIT 4.6(a)

                       FIRST AMENDMENT TO CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of December 16, 1996 (this "Amendment"), amends the Credit Agreement, dated as of February 13, 1996,(the "Credit Agreement"), between The PMI Group, Inc., a Delaware corporation (the "Company") and Bank of America National Trust and Savings Association (the "Bank"). Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

     WHEREAS, the parties hereto have entered into the Credit Agreement, which provides for the Bank to extend certain credit to the Company from time to time; and

     WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

     SECTION 1 AMENDMENT. Subject to the provisions of Section 3 below, effective as of the date hereof, the Section 7.11(c) of the Credit Agreement shall be amended to state in its entirety as follows:

     " (c) the Risk to Capital Ratio of any Insurance Subsidiary (other than Residential Guaranty Company) to be greater then 23 to 1."

     SECTION 2 WAIVER. The Bank waives any rights it may have arising from a breach by the Company of its obligations under Section 7.11(c) of the Credit Agreement so long as no such breach would have arisen under Section 7.11(c) as hereby amended. The waiver stated herein shall be limited to its terms and shall not constitute a waiver of any other rights the Bank may have under the Credit Agreement from time to time.

     SECTION 3 CONDITION PRECEDENT. This Amendment shall become effective when this Amendment shall have been duly executed and delivered by the Company and the Bank.

     SECTION 4 MISCELLANEOUS.

     SECTION 4.1 Continuing Effectiveness, etc. This Amendment shall be deemed to be an amendment to the Credit Agreement, and

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the Credit Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified, approved and confirmed in each and every respect. After the effectiveness of this Amendment in accordance with its terms, all references to the Credit Agreement in the Loan Documents or in any other document, instrument, agreement or writing shall be deemed to refer to the Credit Agreement as amended hereby.

     SECTION 4.2 Payment of Costs and Expenses. The Company agrees to pay on demand all expenses of the Bank (including the fees and out-of-pocket expenses of counsel to the Bank and allocated costs of internal counsel) in connection with the negotiation, preparation, execution and delivery of this Amendment.

     SECTION 4.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 4.4 Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

     SECTION 4.5 Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

     SECTION 4.6 Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA

     SECTION 4.7 Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                             THE PMI GROUP, INC.

                                             By:  /s/ Bradley M. Shuster
                                                --------------------------------
                                               Title: Sr. VP.
                                                     ---------------------------

                                             BANK OF AMERICA NATIONAL TRUST AND
                                             SAVINGS ASSOCIATION

                                             By:  /s/ [ILLEGIBLE]
                                                --------------------------------
                                               Title: Vice President
                                                     ---------------------------

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